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Exhibit 23.3

Consent of Independent Auditors

The Board of Directors
Trigon Healthcare, Inc.:

        We consent to incorporation by reference herein of our report dated June 21, 2002, with respect to the statements of net assets available for benefits of the Employees' Thrift Plan of Trigon Insurance Company as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, which report is included in the Form 11-K of Trigon Healthcare, Inc. for the year ended December 31, 2001.

/s/ KPMG LLP
Richmond, Virginia July 30, 2002

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Exhibit 23.3
Consent of Independent Auditors